News Release

For Immediate Release:	For More Information,
July 24, 2007	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced net income today of $5,419,000 for the three months ended June 30, 2007, a 13.0% increase over the $4,795,000 reported for the corresponding period of 2006.  Diluted earnings per share for the second quarter of 2007 amounted to $0.37, a 12.1% increase over the $0.33 reported for the second quarter of 2006.

For the six month period ended June 30, 2007, net income amounted to $10,305,000, a 5.3% increase over the $9,786,000 reported for the first half of 2006.  Diluted earnings per share amounted to $0.71 for the first six months of 2007, an increase of 4.4% over the $0.68 reported in the comparable period of 2006.

Total assets at June 30, 2007 amounted to $2.21 billion, 10.7% higher than a year earlier.  Total loans at June 30, 2007 amounted to $1.80 billion, a 10.2% increase from a year earlier, and total deposits amounted to $1.80 billion at June 30, 2007, a 13.2% increase from a year earlier.

The increase in loans and deposits over the past twelve months resulted in an increase in the Company’s net interest income when comparing the three and six month periods of 2007 to comparable periods in 2006.  Net interest income for the second quarter of 2007 amounted to $19.7 million, a 6.7% increase over the $18.4 million recorded in the second quarter of 2006.  Net interest income for the six months ended June 30, 2007 amounted to $38.5 million, a 6.2% increase over the $36.3 million recorded in the same six month period in 2006.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the second quarter of 2007 was 4.03% compared to 4.22% for second quarter of 2006.  The Company’s net interest margin for the first six months of 2007 was 4.00% compared to 4.28% for the same six months of 2006.  The lower net interest margins realized in 2007 compared to 2006 were primarily due to deposit rates paid by the Company rising by more than loan and investment yields. This has been caused by 1) the flat interest rate yield curve that has prevailed in the marketplace for most of the past year, 2) customers shifting their funds from low cost deposits to higher cost deposits as rates have risen, and 3) intense competition in the Company’s market area for loans and deposits that has impacted loan and deposit pricing.

Although the Company’s 2007 net interest margins have been lower than in 2006, the second quarter of 2007 net interest margin of 4.03% was 6 basis points higher than the 3.97% net interest margin realized in the first quarter of 2007.  This was primarily due to the repricing of fixed rate loans that matured and renewed at higher interest rates during the quarter and the stabilization of the Company’s funding costs.  The average loan yield realized by the Company increased by 9 basis points from the first quarter of 2007, while the Company’s average rate paid on interest-bearing liabilities increased by only 4 basis points.  The relatively small increase in the average rate paid on interest-bearing liabilities is primarily due to the short-term nature of the Company’s deposit portfolio coupled with the relatively stable interest rate environment that has prevailed since the last Federal Reserve interest rate increase, which occurred in July 2006.

The Company’s provisions for loan losses did not vary significantly when comparing the three and six months ended June 30, 2007 to the comparable periods of 2006.  The provision for loan losses for the second quarter of 2007 was $1.3 million compared to $1.4 million for the second quarter of 2006.  The provision for loan losses for each of the six month periods ended June 30, 2007 and June 30, 2006 amounted to $2.4 million.  Factors that played an offsetting role in this comparison were i) lower 2007 loan growth, which generally results in a lower provision for loan losses, and ii) higher levels of nonperforming assets and net charge-offs in 2007, which generally increase the necessary provision for loan losses.  Loan growth was $26 million in the second quarter of 2007 compared to $83 million in the second quarter of 2006, while loan growth was $62 million for the first half of 2007 compared to $153 million for the first half of 2006.  The Company’s ratios of annualized net charge-offs to average loans were 16 basis points and 15 basis points for the three and six month periods in 2007, respectively, compared to 9 basis points and 6 basis points for the three and six month periods in 2006, respectively.  The Company’s level of nonperforming assets to total assets was 0.38% at June 30, 2007 compared to 0.30% a year earlier.  The average ratio of nonperforming assets to total assets for all North Carolina banks with more than $1 billion in total assets was 0.48% at March 31, 2007 (the most recent information available).

Noninterest income amounted to $4.9 million in the second quarter of 2007, a 26.4% increase from the $3.8 million recorded in the second quarter of 2006.  Noninterest income for the six months ended June 30, 2007 amounted to $9.1 million, an increase of 16.6% from the $7.8 million recorded in the first half of 2006.  Securities gains were $487,000 in the second quarter of 2007 compared to $205,000 in the second quarter of 2006.  “Other gains (losses)” amounted to a net gain of $115,000 in the second quarter of 2007 compared to a net loss of $311,000 in the second quarter of 2006.  For the six months ended June 30, 2007, “Other gains (losses)” amounted to a net gain of $82,000 compared to a net loss $378,000 in the first half of 2006.  The variances in “Other gains (losses)” in 2007 compared to 2006 relate primarily to a merchant credit card liability that the Company incurred in 2006.  The Company expensed $230,000 in the second quarter of 2006 related to this situation and another $1.67 million in the third quarter of 2006.  During 2007, the Company has determined that its ultimate exposure to this loss is approximately $190,000 less than the original estimated total loss of $1.9 million that had been reserved for in 2006.  Accordingly, the Company reversed $50,000 of this loss during the first quarter of 2007 and the remaining $140,000 in the second quarter of 2007 by recording “other gains” to reduce this liability.

Noninterest expenses amounted to $14.5 million in the second quarter of 2007, an 11.1% increase over the $13.1 million recorded in the comparable period of 2006.  Noninterest expenses for the six months ended June 30, 2007 amounted to $28.6 million, an 11.0% increase from the $25.8 million recorded in the first six months of 2006.  The increases in noninterest expenses were primarily attributable to costs associated with the Company’s overall growth in loans, deposits and branch network.  Expense associated with the Company’s stock option plan amounted to $156,000 and $167,000 for the three and six months ended June 30, 2007, respectively, compared to $244,000 and $291,000 for the three and six months ended June 30, 2006, respectively.

The Company’s effective tax rate was approximately 38%-39% for each of the three and six month periods in 2006 and 2007.

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “I am pleased with today’s earnings report.  We continue to grow our community bank.  This growth is a result of having experienced local bankers who believe in our mission and are working hard to ensure the success of our bank.  I thank our employees for their dedication.  It is also good to see the increase in our net interest margin for this quarter compared to the previous quarter.”

Mr. Ocheltree also noted the following corporate developments:

•
On July 12, 2007, the Company announced that it had reached an agreement to acquire Great Pee Dee Bancorp, Inc., the holding company for a community bank headquartered in Cheraw, South Carolina with three branches and total assets of $219 million.  Please see the press release and merger agreement filed with the SEC (www.sec.gov) on July 13, 2007 for additional details.

•	On Monday, July 23, 2007 First Bank began a week-long Grand Opening celebration for the bank’s branch relocation in Kannapolis, North Carolina. The new branch is located at 421 South Main Street.

•
On May 22, 2007, the Company announced a quarterly dividend of 19 cents per share payable on July 25, 2007 to shareholders of record on June 30, 2007.  The current dividend rate is an increase of 5.6% over the dividend rate paid in the same period of 2006.

•	First Bank has nearly completed the construction of an additional 2,500 square feet of office space at its Lumberton branch located at 2801 North Elm Street.

•
First Bank of Virginia has nearly completed the construction of a new bank branch in Radford, Virginia.  The new branch will be located at 1400 Tyler Avenue, which is at the corner of Tyler Avenue and Auburn Avenue.  The existing bank branch in Radford will be relocated to this new facility upon its completion, which is expected to be in September.

•
First Bank has entered into a contract to purchase of 1.5 acres of land in Leland, North Carolina at Magnolia Greens.  Construction of a bank branch location at this site is expected to commence in 2008.

•	There has been no stock repurchase activity during 2007.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.2 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in southern Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  The Company also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed merger with Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) with the Securities and Exchange Commission (the “SEC”).   Shareholders of Great Pee Dee are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Bancorp and Great Pee

Dee, at the SEC’s Internet site (http://www.sec.gov).  Copies of the proxy statement/prospectus to be filed by First Bancorp also can be obtained, when available and without charge, by directing a request to First Bancorp, Attention: Anna Hollers, Investor Relations, P.O. Box 508, Troy, North Carolina, 27371, (910) 576-6171.

First Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Pee Dee in connection with the merger.  Information about the directors and executive officers of First Bancorp is set forth in First Bancorp’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Bancorp at the address set forth in the preceding paragraph.  Additional information regarding the interests of those participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$34,492	29,215
Interest on investment securities	1,742	1,529
Other interest income	683	571
Total interest income	36,917	31,315	17.9%
Interest expense
Interest on deposits	14,738	10,813
Other, primarily borrowings	2,501	2,058
Total interest expense	17,239	12,871	33.9%
Net interest income	19,678	18,444	6.7%
Provision for loan losses	1,322	1,400	(5.6%)
Net interest income after provision for loan losses	18,356	17,044	7.7%
Noninterest income
Service charges on deposit accounts	2,300	2,225
Other service charges, commissions, and fees	1,266	1,119
Fees from presold mortgages	292	244
Commissions from financial product sales	344	325
Data processing fees	53	37
Securities gains	487	205
Other gains (losses)	115	(311)
Total noninterest income	4,857	3,844	26.4%
Noninterest expenses
Personnel expense	8,519	7,520
Occupancy and equipment expense	1,861	1,676
Intangibles amortization	94	60
Other operating expenses	4,036	3,808
Total noninterest expenses	14,510	13,064	11.1%
Income before income taxes	8,703	7,824	11.2%
Income taxes	3,284	3,029	8.4%
Net income	$5,419	4,795	13.0%

Earnings per share – basic	$0.38	0.34	11.8%
Earnings per share – diluted	0.37	0.33	12.1%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$19,678	18,444
Tax-equivalent adjustment (1)	140	125
Net interest income, tax-equivalent	$19,818	18,569	6.7%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$67,703	55,977
Interest on investment securities	3,414	2,985
Other interest income	1,336	1,068
Total interest income	72,453	60,030	20.7%
Interest expense
Interest on deposits	28,717	20,255
Other, primarily borrowings	5,192	3,478
Total interest expense	33,909	23,733	42.9%
Net interest income	38,544	36,297	6.2%
Provision for loan losses	2,443	2,415	1.2%
Net interest income after provision for loan losses	36,101	33,882	6.5%
Noninterest income
Service charges on deposit accounts	4,477	4,299
Other service charges, commissions, and fees	2,525	2,324
Fees from presold mortgages	619	511
Commissions from financial product sales	803	764
Data processing fees	100	73
Securities gains	487	205
Other gains (losses)	82	(378)
Total noninterest income	9,093	7,798	16.6%
Noninterest expenses
Personnel expense	16,640	15,086
Occupancy and equipment expense	3,737	3,303
Intangibles amortization	188	121
Other operating expenses	8,075	7,283
Total noninterest expenses	28,640	25,793	11.0%
Income before income taxes	16,554	15,887	4.2%
Income taxes	6,249	6,101	2.4%
Net income	$10,305	9,786	5.3%

Earnings per share - basic	$0.72	0.69	4.3%
Earnings per share - diluted	0.71	0.68	4.4%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$38,544	36,297
Tax-equivalent adjustment (1)	263	251
Net interest income, tax-equivalent	$38,807	36,548	6.2%

(1)       See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2007	2006	2007	2006
Return on average assets	1.03%	1.02%	0.99%	1.07%
Return on average equity	12.85%	11.83%	12.38%	12.30%
Net interest margin - tax equivalent (1)	4.03%	4.22%	4.00%	4.28%
Efficiency ratio - tax equivalent (1) (2)	58.80%	58.29%	59.79%	58.16%
Net charge-offs to average loans	0.16%	0.09%	0.15%	0.06%
Nonperforming assets to total assets (period end)	0.38%	0.30%	0.38%	0.30%

SHARE DATA
Cash dividends declared	$0.19	0.18	$0.38	0.36
Stated book value	11.63	11.20	11.63	11.20
Tangible book value	8.08	7.76	8.08	7.76
Common shares outstanding at end of period	14,392,803	14,279,847	14,392,803	14,279,847
Weighted average shares outstanding - basic	14,384,511	14,296,159	14,372,311	14,275,472
Weighted average shares outstanding - diluted	14,473,446	14,433,830	14,480,333	14,425,500
Shareholders’ equity to assets	7.59%	8.03%	7.59%	8.03%

AVERAGE BALANCES (in thousands)
Total assets	$2,116,527	1,886,234	$2,098,451	1,844,773
Loans	1,783,794	1,593,070	1,770,320	1,554,763
Earning assets	1,973,548	1,764,227	1,956,630	1,723,381
Deposits	1,763,210	1,569,781	1,737,974	1,547,474
Interest-bearing liabilities	1,704,799	1,501,670	1,693,012	1,466,803
Shareholders’ equity	169,169	162,526	167,903	160,453

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006 (2)	June 30, 2006

Net interest income - tax equivalent (1)	$19,818	18,990	19,315	19,174	18,569
Taxable equivalent adjustment (1)	140	124	117	133	125
Net interest income	19,678	18,866	19,198	19,041	18,444
Provision for loan losses	1,322	1,121	1,293	1,215	1,400
Noninterest income	4,857	4,236	4,058	2,454	3,844
Noninterest expense	14,510	14,130	13,870	13,535	13,064
Income before income taxes	8,703	7,851	8,093	6,745	7,824
Income taxes	3,284	2,965	2,949	2,373	3,029
Net income	5,419	4,886	5,144	4,372	4,795

Earnings per share – basic	0.38	0.34	0.36	0.31	0.34
Earnings per share – diluted	0.37	0.34	0.36	0.30	0.33

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Net income for the three months ended September 30, 2006 was significantly impacted by the write-off loss of a merchant credit card account, which reduced noninterest income by $1,670,000.  The after-tax impact was $1.0 million, or $0.07 per diluted share.

First Bancorp and Subsidiaries Financial Summary - page 4

PERIOD END BALANCES ($ in thousands)	June 30, 2007	March 31, 2007	Dec. 31, 2006	June 30, 2006	One Year Change
Assets	$2,205,858	2,177,282	2,136,624	1,992,709	10.7%
Securities	147,328	140,241	143,086	126,154	16.8%
Loans	1,802,308	1,776,130	1,740,396	1,635,899	10.2%
Allowance for loan losses	20,104	19,478	18,947	17,642	14.0%
Intangible assets	51,206	51,300	51,394	49,070	4.4%
Deposits	1,800,561	1,745,593	1,695,679	1,590,668	13.2%
Borrowings	178,013	198,013	210,013	195,013	-8.7%
Shareholders’ equity	167,458	165,159	162,705	159,915	4.7%

	For the Three Months Ended
YIELD INFORMATION	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006

Yield on loans	7.76%	7.67%	7.64%	7.54%	7.36%
Yield on securities - tax equivalent (1)	5.31%	5.26%	5.11%	5.13%	5.09%
Yield on other earning assets	5.76%	5.97%	5.82%	5.61%	5.60%
Yield on all interest earning assets	7.53%	7.46%	7.41%	7.32%	7.15%
Rate on interest bearing deposits	3.84%	3.78%	3.65%	3.44%	3.18%
Rate on other interest bearing liabilities	6.02%	6.03%	6.19%	6.17%	5.96%
Rate on all interest bearing liabilities	4.06%	4.02%	3.91%	3.72%	3.44%
Interest rate spread - tax equivalent (1)	3.47%	3.44%	3.50%	3.60%	3.71%
Net interest margin - tax equivalent (2)	4.03%	3.97%	4.05%	4.12%	4.22%
Average prime rate	8.25%	8.25%	8.25%	8.25%	7.90%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006

Nonaccrual loans	$6,457	5,871	6,852	5,170	3,973
Restructured loans	7	8	10	11	12
Accruing loans> 90 days past due	-	-	-	-	-
Total nonperforming loans	6,464	5,879	6,862	5,181	3,985
Other assets – primarily other real estate	1,830	2,351	1,539	1,799	2,024
Total nonperforming assets	$8,294	8,230	8,401	6,980	6,009
Net charge-offs to average loans - annualized	0.16%	0.14%	0.19%	0.11%	0.09%
Nonperforming loans to total loans	0.36%	0.33%	0.39%	0.31%	0.24%
Nonperforming assets to total assets	0.38%	0.38%	0.39%	0.34%	0.30%
Allowance for loan losses to total loans	1.12%	1.10%	1.09%	1.09%	1.08%